Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2016 Financial Results

Achieves 12th consecutive year of same store growth in rental rate, rental revenue and NOI.

AUSTIN, Texas--(BUSINESS WIRE)-February 21, 2017--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2016.
Highlights
Fourth Quarter 2016

•	Reported net income attributable to ACC of $25.4 million or $0.19 per fully diluted share, versus $28.4 million or $0.25 per fully diluted share in the fourth quarter 2015.

▪	Reported quarterly FFOM of $86.9 million or $0.65 per fully diluted share versus $79.1 million or $0.69 per fully diluted share in the fourth quarter prior year.

▪	Increased same store wholly-owned Net Operating Income (NOI) by 2.1 percent over the fourth quarter 2015.

▪	Achieved same store wholly-owned average physical occupancy of 97.6 percent for the fourth quarter 2016 compared to 98.1 percent for the fourth quarter 2015.

▪
Preleased the same store wholly-owned portfolio for the upcoming 2017-2018 academic year to 66.3 percent applied for and 60.0 percent leased as of February 17, 2017 with a current projected rental rate increase of 2.9 percent. This compares to 64.0 percent applied for and 59.3 percent leased for the same date prior year.

▪
Commenced construction on U Club Townhomes, a 528-bed pedestrian development that will serve students attending the University of Mississippi and executed a presale agreement for The Edge, a 412-bed pedestrian development that will serve students attending Florida State University. Both core developments target delivery in Fall 2018.

▪
Commenced construction on three previously announced American Campus Equity (ACE)® developments on the campuses of the University of California, Berkeley, Northeastern University in Boston and Arizona State University. The developments are expected to total 2,563 on-campus beds and target delivery in Fall 2018 and Fall 2019.

▪	Continued capital recycling activity, closing on the sale of a non-core portfolio of 19 assets for $508 million to Saban Real Estate Group.

▪
Awarded two Multifamily Pillars of the Industry Awards by the National Association of Home Builders including Best Repositioning of a Multifamily Asset for The Castilian, an off campus residence hall located across the street from The University of Texas at Austin campus.

Full Year 2016

▪	Reported net income attributable to ACC of $99.1 million or $0.75 per fully diluted share, versus $116.0 million or $1.02 per fully diluted share for the full year 2015.

▪	Reported full year FFOM of $297.7 million or $2.27 per fully diluted share compared to $269.3 million or $2.36 per fully diluted share for the full year 2015.

▪	Increased same store wholly-owned NOI by 3.4 percent over the year ended December 31, 2015.

▪
Completed construction and delivered seven owned development assets totaling $314.9 million into service. The seven new core pedestrian communities contain 3,191 beds and are located an average of less than one-tenth of a mile from their respective campuses.

▪
Commenced or continued construction on 17 owned-development and presale development projects totaling $1.1 billion. The projects target delivery in Fall 2017, 2018 and 2019 and contain 13,129 beds with an average distance to campus of 0.1 miles.

▪
Acquired two core assets located pedestrian to campus for a total purchase price of $63.1 million. The high quality communities are located an average of less than one-tenth of a mile to campus, average 1.5 years old, and join existing assets in their respective markets, creating opportunities for multi-asset market efficiencies.

▪
Completed significant capital recycling activities with the disposition of 21 non-core assets totaling $581.8 million. These non-core assets average over 16 years old and are located an average of 1.6 miles from their respective campuses.

“As we close out 2016, we are pleased to have completed the strategic disposition of our non-core assets, refining our best-in-class portfolio into one consisting almost exclusively of core Class A products located pedestrian to Tier 1 universities,” said Bill Bayless, American Campus Communities CEO. “Looking forward to 2017, we are excited about the opportunity for significant value creation through accelerating same store NOI growth, forecasted achievement of our 55 percent NOI margin goal and the continued expansion of our high-yielding development pipeline of core pedestrian assets.”
Fourth Quarter Operating Results
Revenue for the 2016 fourth quarter totaled $204.0 million, an increase of 0.9 percent from $202.2 million in the fourth quarter 2015 and operating income for the quarter totaled $51.7 million versus $53.7 million in the prior year fourth quarter. The increase in revenue was primarily due to growth resulting from recently completed development properties, increased rental rates for the 2016-2017 academic year, and property acquisitions completed in 2016, offset by the loss of revenue associated with 21 properties sold during 2016. The decrease in operating income was primarily due to a provision for real estate impairment associated with one property classified as held for sale at December 31, 2016. Net income for the 2016 fourth quarter totaled $25.4 million, or $0.19 per fully diluted share, compared with net income of $28.4 million, or $0.25 per fully diluted share, for the same quarter in 2015. FFO for the 2016 fourth quarter totaled $78.0 million, or $0.58 per fully diluted share, a decrease of 19.4 percent per share, as compared to $82.6 million, or $0.72 per fully diluted share for the same quarter in 2015. FFOM for the 2016 fourth quarter was $86.9 million, or $0.65 per fully diluted share, a decrease of 5.8 percent per share, as compared to $79.1 million, or $0.69 per fully diluted share for the same quarter in 2015. A reconciliation of FFO and FFOM to net income is provided in Table 3.
NOI for same store wholly-owned properties was $87.0 million in the quarter, up 2.1 percent from $85.2 million in the 2015 fourth quarter. Same store wholly-owned property revenues increased by 2.5 percent over the 2015 fourth quarter due to an increase in average rental rates for the 2016-2017 academic year. Same store wholly-owned property operating expenses increased by 3.0 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 1.1 percent to $110.1 million for the quarter from $108.9 million in the comparable period of 2015. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update
Developments
During the quarter and subsequent to quarter end, the company made significant advancements with regard to its pipeline of core developments, commencing construction on three on-campus ACE developments with expected deliveries in Fall 2018 and 2019, in addition to commencing construction on one core off-campus development and executing one presale agreement for a core development targeting delivery in Fall 2018. The five core development projects total $408.6 million.
In total, the company continues to progress on the construction of its 17 owned-development and presale development projects with expected deliveries in Fall 2017, 2018 and 2019. The developments total approximately $1.1 billion, are all core Class A assets located on or pedestrian to campus in their respective markets, averaging 0.1 miles to campus, and are on track to achieve a stabilized development yield in the range of 6.5 - 7.0 percent. The 10 new owned development projects scheduled to open Fall 2017, totaling $603.1 million, are preleased at an average of 33.2 percent for the upcoming academic year as of February 17, 2017.
Off-Campus Owned
During the quarter, the company executed a $42.6 million presale agreement for The Edge, a 412-bed pedestrian development that will serve students attending Florida State University. The project is located adjacent to the company’s existing four Stadium Centre assets, allowing the group to efficiently operate as a single property upon opening in Fall 2018. The new project targets a 6.25 percent standalone nominal yield while offering the opportunity for additional yield through multi-asset efficiencies. As part of the presale agreement, the company is responsible for the management, operations and initial lease up of the project while the developer retains delivery and construction cost risk.
Subsequent to quarter end, the company commenced construction on U Club Townhomes, a $44.3 million development serving students attending the University of Mississippi. Upon opening in Fall 2018, the 528-bed community will be the closest to campus large-scale purpose-built student housing property in the market. In addition to proximity to campus, the community features a large community center including an Academic Success Center, state-of-the-art fitness center and social gathering space.
American Campus Equity (ACE)
During the quarter, the company commenced construction on Bancroft Residence Hall, a previously announced $98.7 million ACE project on the University of California, Berkeley campus. The 781-bed community is primarily expected to house first-year students and will be located on the south side of the University’s main campus, directly across from Haas Pavilion and the newly renovated Student Union. The development will feature eight stories of modern student accommodations, approximately 7,000 square feet of urban retail space on the ground floor, and amenity space including an 11,000 square foot community center with an Academic Success Center, state-of-the-art fitness center, and modern student recreation lounges. The community is targeting a LEED® Gold designation by the US Green Building Council and targets delivery in Fall 2018.
Subsequent to quarter end, the company commenced construction on Columbus Avenue Student Apartments, an ACE project on the campus of Northeastern University in Boston. The $153.4 million community will provide 825 modern beds and will feature student focused amenities including an Academic Success Center, social and recreational lounges and fitness center. The development is located in a premier pedestrian location of core campus, in the heart of Boston, a city boasting more than 50 colleges and universities serving over 250,000 students and represents the first large-scale student housing project to begin construction in the city under Mayor Walsh’s initiative to improve the residential experience for students throughout the city. The community is targeting a LEED Gold designation by the US Green Building Council and targets delivery in Fall 2019. Upon completion of the Columbus Avenue Student Housing community and Bancroft Residence Hall, the company expects to have developed a total of 23 LEED certified projects including 10 achieving LEED Gold designation.
Subsequent to quarter end, the company commenced construction on Greek Leadership Village, a $69.6 million seventh-phase ACE project on the Arizona State University campus. The 957-bed development is slated for occupancy in Fall 2018 and will replace Cholla Apartments whose 648 beds have been demolished. The new development is located in a premier location on the eastside of core campus and is primarily intended to serve as housing for the Greek community and other student groups while also being available as part of the university’s live-on expectation for first-year students.
Acquisitions
As previously announced, during 2016 the company acquired two core pedestrian assets, expanding the company’s presence in two markets. In August, the company acquired University Crossings - Charlotte, a 546-bed infill property located directly across from the main entrance to the University of North Carolina at Charlotte. The community initially opened for occupancy in Fall 2014 and joins two pedestrian ACC properties in the market. Additionally, in October, the company acquired U Point, a 163-bed property that opened for occupancy in August 2016 and is located in a prime downtown location pedestrian to Syracuse University and in close proximity to our existing Park Point asset. Totaling $63.1 million, these core acquisitions offer the potential for operational efficiencies by expanding the company’s presence in existing markets, and in the case of U Point, offers an unusual value creation opportunity resulting from an academic year 2016 opening occupancy of only 85 percent at a significant rental rate discount to other comparable properties in the market, despite superior floor plans and a premium amenity package in a prime location. After total investment of $3.2 million of upfront capital improvements, the acquisitions target a year-one cap rate of 5.2 percent nominal and 4.9 percent economic with stabilized third-year cap rates targeting 6.8 percent nominal and 6.4 percent economic reflecting the significant upside potential. In addition, multiple property market efficiencies are expected to generate additional yields of 25 to 50 basis points above the going-in cap rates.
Dispositions
During the quarter, the company closed on the sale of a non-core portfolio of 19 assets containing 12,083 beds for $508 million to Saban Real Estate Group. The transaction included the prepayment of $197.3 million of secured mortgage debt and represented an average economic cap rate of 6.1 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures. The company will provide third party management for 11 of the assets during a transition period with the management of six assets transitioning to the buyer on February 1, 2017 and management of the remaining five assets transitioning on April 1, 2017.
Subsequent to quarter end, the company continued its capital recycling efforts, executing a contract for the disposition of The Province, a 657-bed non-core property serving students attending Wright State University. The transaction is anticipated to close during the second quarter but remains subject to the satisfaction of various contingencies and closing conditions.
Capital Recycling Summary
The company previously announced its intent to strategically target its non-core assets for disposition during 2016, representing as much as $600 million in total sales. When including properties sold during 2016 and the asset currently under contract for sale, the company will have completed its 2016 capital recycling program, selling over $600 million of non-core properties. Proceeds from the completed sales were used for the reduction of debt including prepayment of $197.3 million of secured mortgage debt, as noted above, and the retirement of a $200 million term loan, which was scheduled to mature in January 2017, creating additional capacity for the company to execute on its high-yielding development pipeline.
Third-Party Services
Consistent with the originally anticipated development timeline, the company completed and delivered a 340-bed third-party development project on the campus of Oregon State University Cascades in December.
Capital Markets
Subsequent to quarter end, the company amended and expanded its senior unsecured revolving credit facility, increasing the facility size to $700 million and extending the maturity date to March 15, 2022. The amended facility has an accordion feature that allows the company to expand the facility by up to an additional $500 million, subject to the satisfaction of certain conditions. Borrowing rates under the credit facility float at a margin over LIBOR plus an annual facility fee with spreads reflecting current market terms, which are more favorable than those contained in the prior facility. Both the margin and the facility fee are priced on a grid that is tied to the company’s credit rating. Based on the company’s current Baa2/BBB rating, the annual facility fee is 20 basis points and the LIBOR margin is 100 basis points, a reduction of 10 basis points.

At-The-Market (ATM) Share Offering Program
During the quarter, the company sold 250 thousand shares of common stock under the ATM program at a weighted average price of $51.51 per share for net proceeds of approximately $12.7 million. For the full year, the company sold 1.5 million shares of common stock at a weighted average price of $51.07 per share for net proceeds of approximately $75.1 million. Subsequent to quarter end, the company sold an additional 1.0 million shares of common stock at a weighted average price of $50.06 per share for net proceeds of approximately $51.6 million. Total gross proceeds of $128.3 million have been raised under the ATM program in 2016 and 2017 leaving approximately $372 million of capacity under the current program.
2017 Outlook
The company believes that the financial results for the fiscal year ending December 31, 2017 may be affected by, among other factors:

▪	national and regional economic trends and events;

▪	the timing of acquisitions and/or dispositions;

▪	interest rate risk;

▪	the timing of commencement and completion of construction on owned development projects;

▪	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

▪	university enrollment, funding and policy trends;

▪	the ability of the company to earn third-party management revenues;

▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

▪	the ability of the company to integrate acquired properties;

▪	the outcome of legal proceedings arising in the normal course of business; and

▪	the success of releasing the company’s owned properties for the 2017-2018 academic year.
Based upon these factors, management anticipates that fiscal year 2017 FFO will be in the range of $2.34 to $2.44 per fully diluted share and FFOM will be in the range of $2.32 to $2.42 per fully diluted share. For additional details regarding the company’s 2017 outlook, please see pages 17-18 of the Supplemental Analyst Package 4Q 2016. All guidance is based on the current expectations and judgment of the company’s management team.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2017 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2017 outlook on Wednesday, February 22, 2017 at 10 a.m. EST (9:00 a.m. CST). Participants from within the U.S. may dial 888-317-6003 passcode 2996525, and participants outside the U.S. may dial 412-317-6061 passcode 2996525 at least 10 minutes prior to the call.
To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until March 8, 2017 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) conference number 10098057. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2016, American Campus Communities owned 154 student housing properties containing approximately 95,200 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 203 properties with approximately 132,000 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2016	December 31, 2015
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$5,427,014	$5,522,271
Wholly-owned properties held for sale	25,350	55,354
On-campus participating properties, net	85,797	90,129
Investments in real estate, net	5,538,161	5,667,754

Cash and cash equivalents	22,140	16,659
Restricted cash	24,817	33,675
Student contracts receivable, net	8,428	18,475
Other assets1 2	272,367	269,685

Total assets	$5,865,913	$6,006,248

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt[2]	$688,195	$1,094,962
Unsecured notes[2]	1,188,737	1,186,700
Unsecured term loans[2]	149,065	597,719
Unsecured revolving credit facility	99,300	68,900
Accounts payable and accrued expenses	76,614	71,988
Other liabilities[3]	158,437	144,811
Total liabilities	2,360,348	3,165,080

Redeemable noncontrolling interests	55,078	59,511

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,322	1,124
Additional paid in capital	4,118,842	3,325,806
Treasury stock	(975)	(403)
Accumulated earnings and dividends	(670,137)	(550,501)
Accumulated other comprehensive loss	(4,067)	(5,830)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,444,985	2,770,196
Noncontrolling interests – partially owned properties	5,502	11,461
Total equity	3,450,487	2,781,657

Total liabilities and equity	$5,865,913	$6,006,248

1.	As of December 31, 2016, other assets include approximately $2.8 million related to net deferred financing costs on our revolving credit facility and the net value of in-place leases.

2.
Beginning in 2016, deferred financing costs associated with secured mortgage, construction and bond debt, unsecured notes, and unsecured term loans are subject to new accounting guidance and are presented as a direct reduction to the carrying value of the debt. Prior period amounts have been reclassified to conform to the current period presentation.

3.	As of December 31, 2016, other liabilities include approximately $44.4 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues
Wholly-owned properties	$189,314	$187,268	$735,392	$704,909
On-campus participating properties	10,415	10,117	33,433	31,586
Third-party development services	677	1,786	4,606	4,964
Third-party management services	2,685	2,227	9,724	8,813
Resident services	881	800	3,206	3,109
Total revenues	203,972	202,198	786,361	753,381

Operating expenses
Wholly-owned properties	80,121	79,164	337,296	331,836
On-campus participating properties	3,322	3,270	13,447	12,437
Third-party development and management services	3,895	3,792	14,533	14,346
General and administrative	5,683	5,171	22,493	20,838
Depreciation and amortization	51,901	54,685	211,387	208,788
Ground/facility leases	2,431	2,391	9,167	8,232
Provision for real estate impairment	4,895	—	4,895	—
Total operating expenses	152,248	148,473	613,218	596,477

Operating income	51,724	53,725	173,143	156,904

Nonoperating income and (expenses)
Interest income	1,455	1,125	5,481	4,421
Interest expense	(16,925)	(24,162)	(78,687)	(87,789)
Amortization of deferred financing costs	(1,282)	(1,518)	(6,520)	(5,550)
Gain from disposition of real estate	3,788	—	21,197	52,699
Loss from early extinguishment of debt	(12,841)	—	(12,841)	(1,770)
Other nonoperating income	—	—	—	388
Total nonoperating expense	(25,805)	(24,555)	(71,370)	(37,601)

Income before income taxes	25,919	29,170	101,773	119,303
Income tax provision	(115)	(310)	(1,150)	(1,242)
Net income	25,804	28,860	100,623	118,061
Net income attributable to noncontrolling interests	(412)	(501)	(1,562)	(2,070)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$25,392	$28,359	$99,061	$115,991
Other comprehensive income
Change in fair value of interest rate swaps and other	1,925	2,907	1,763	464
Comprehensive income	$27,317	$31,266	$100,824	$116,455
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic	$0.19	$0.25	$0.76	$1.03

Diluted	$0.19	$0.25	$0.75	$1.02

Weighted-average common shares outstanding
Basic	132,175,589	112,343,835	129,228,748	111,987,361

Diluted	132,950,306	113,001,039	130,018,729	114,032,222

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$25,392	$28,359	$99,061	$115,991
Noncontrolling interests	412	501	1,562	2,070
Gain from disposition of real estate	(3,788)	—	(21,197)	(52,699)
Elimination of provision for real estate impairment[1]	4,895	—	4,895	—
Real estate related depreciation and amortization	51,044	53,766	208,276	206,019
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	77,955	82,626	292,597	271,381

Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(3,492)	(3,030)	(5,194)	(4,236)
Amortization of investment in on-campus participating properties	(1,850)	(1,803)	(7,343)	(7,034)
	72,613	77,793	280,060	260,111
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[2]	794	853	2,964	3,118
Management fees	476	467	1,503	1,424
Contribution from on-campus participating properties	1,270	1,320	4,467	4,542

Property acquisition costs	212	—	326	2,836
Elimination of loss from early extinguishment of debt[3]	12,841	—	12,841	1,770
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$86,936	$79,113	$297,694	$269,259

FFO per share – diluted	$0.58	$0.72	$2.23	$2.38

FFOM per share – diluted	$0.65	$0.69	$2.27	$2.36

Weighted average common shares outstanding - diluted	134,120,391	114,513,960	131,340,992	114,141,997

1.	Represents an impairment charge recorded for The Province - Dayton, a wholly-owned property classified as held for sale as of December 31, 2016.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

3.
Represents losses associated with the early pay-off of mortgage loans for four properties sold during the twelve months ended December 31, 2015 and nine properties sold during the twelve months ended December 30, 2016. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFOM to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

Table 4
American Campus Communities, Inc. and Subsidiaries
Wholly-Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Wholly-owned properties revenues
Same store properties	$150,873	$147,251	$3,622	2.5%	$576,760	$559,390	$17,370	3.1%
New properties	28,812	18,097	10,715		88,399	38,340	50,059
Sold and held for sale properties[1]	10,510	22,720	(12,210)		73,439	110,288	(36,849)
Total revenues[2]	$190,195	$188,068	$2,127	1.1%	$738,598	$708,018	$30,580	4.3%
Wholly-owned properties operating expenses
Same store properties	$63,878	$62,006	$1,872	3.0%	$264,054	$257,094	$6,960	2.7%
New properties	10,915	7,103	3,812		36,163	20,775	15,388
Sold and held for sale properties1 3	5,328	10,055	(4,727)		37,079	53,967	(16,888)
Total operating expenses	$80,121	$79,164	$957	1.2%	$337,296	$331,836	$5,460	1.6%
Wholly-owned properties net operating income
Same store properties	$86,995	$85,245	$1,750	2.1%	$312,706	$302,296	$10,410	3.4%
New properties	17,897	10,994	6,903		52,236	17,565	34,671
Sold and held for sale properties[1]	5,182	12,665	(7,483)		36,360	56,321	(19,961)
Total net operating income	$110,074	$108,904	$1,170	1.1%	$401,302	$376,182	$25,120	6.7%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2016 and 2015, which are not conducting or planning to conduct substantial development or redevelopment activities, and are not classified as held for sale as of December 31, 2016.

1.	Includes 20 properties sold in 2015, along with 21 properties sold during 2016. Also includes one property classified as held for sale as of December 31, 2016.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2017 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income	$103,400	$116,500
Noncontrolling interests	1,700	1,900
Depreciation and amortization	211,700	211,700
Funds from operations ("FFO")	$316,800	$330,100

Elimination of operations from on-campus participating properties	(11,700)	(12,100)
Contribution from on-campus participating properties	4,100	4,700
Contractual executive separation and retirement charges[2]	4,550	4,550
Funds from operations - modified ("FFOM")	$313,750	$327,250

Net income per share - diluted	$0.76	$0.86

FFO per share - diluted	$2.34	$2.44

FFOM per share - diluted	$2.32	$2.42

Weighted-average common shares outstanding - diluted	135,500,000	135,500,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2017 may be affected by, among other factors:
•national and regional economic trends and events;
•the timing of acquisitions and/or dispositions;
•interest rate risk;
•the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

2.
Represents contractual executive separation and retirement charges to be incurred with regards to the retirement of the company's Chief Financial Officer, be recognized in the first and second quarter 2017.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000